Exhibit 99.1

One City Centre

Located in the heart of downtown Houston

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Commentary & Highlights

Capital and Credit Market Update

•                  The turbulent financial markets and disruption in the banking system have created a severe lack of credit and a rising cost of any available debt. Fortunately, the REIT has extremely limited exposure to the credit markets. As of June 30, 2008, of its $3.1 billion in debt, 93.5 percent is long-term fixed rate debt, and the remaining $200 million of debt is associated with its line of credit, with an interest rate hedged against rises in interest costs. The REIT has no scheduled loans due to mature this year, and only 1 percent of its loans are due to mature in 2009. The REIT had no exposure to money market mutual funds and has placed its deposits with creditworthy financial institutions. The REIT also did not own any loans or debt instruments that it purchased from third parties such as Bear Stearns or Lehman Brothers.

•                  As of June 30, 2008, the REIT’s portfolio was 93 percent leased, with no exposure to leases with AIG, Bear Stearns, Lehman Brothers, or Washington Mutual. In addition, the REIT collected 99 percent of its accounts receivable from tenants for the second quarter of 2008, a good indication of credit quality and stability. Of the REIT’s 25.5 million square feet of leasable space, only 8 percent is due to expire in the next 18 months.

Houston Portfolio Update

•                  In June, the REIT acquired One City Centre, a 31-story office tower situated in the heart of Houston’s central business district (CBD). Of the building’s 608,000 square feet, 93 percent was leased as of June 30, 2008. Three major tenants, Waste Management, EDS, and Energy XXI Services occupy 50 percent of the office space and have an average lease term of 11 years.

•                  Our initial assessment of Hurricane Ike indicates only minor damage at the REIT’s six Houston investments. Their operational status was similar to most of the city, which experienced no electrical service for several days, minor exterior damage including broken windows and nominal water infiltration; though we were able to maintain critical electrical power functions via on-site generators. These properties have resumed full operations, and we will complete structural reviews in the near future.

Financial Statements

•                  At the end of the second quarter the REIT was invested in 75 office properties, as compared to investments in 36 office properties for the same quarter one year ago. Portfolio growth has resulted in significant financial changes.

•                  Quarter-over-quarter rental revenue growth was primarily driven by the additional properties acquired over the past 12 months. Rental revenue was $157.1 million during the second quarter of 2008, as compared to $68.5 million during the second quarter of 2007. Rental revenue for the three months ended June 30, 2008 also included approximately $12.5 million in lease termination fees related to early termination of tenants at Burnett Plaza located in Fort Worth, Texas.

•                  Net operating income (NOI) during the second quarter of 2008 was $94.5 million, as compared to $40.4 million for the same quarter one year ago.

•                  Funds from operations (FFO) for the second quarter of 2008 were $44.3 million, as compared to $23.7 million the same quarter one year ago. The 87 percent increase in FFO was primarily a result of the additional properties acquired within the past 12 months.

Some numbers have been rounded for presentation purposes.

Houston, Texas

Employment in the Houston-Sugar Land- Baytown metropolitan area in June 2008 produced an increase of 54,100 jobs over the year according to the Bureau of Labor Statistics of the U.S. Department of Labor. Non-farm employment rose 2.1 percent in the local area compared to a 0.1 percent decline nationwide from June 2007 to June 2008. Among the 12 largest metropolitan areas in the country, Houston’s job growth rate led all others. Houston is home to hundreds of oil exploration, engineering, and oil service firms, including such giants as Baker Hughes and Halliburton.

The REIT announced the sale of Enclave on the Lake in July of 2008, subsequent to the end of the second quarter. This disposition represents the successful full cycling of an asset acquired in April 2004.

Excluding Enclave on the Lake, investments in six office assets were owned in the Houston market as of June 30, 2008, with 2.6 million square feet of rentable office space. These assets are located throughout Houston’s metroplex:

•                  AMEC Paragon I & II – two buildings for a total of 227,000 square feet, located in the West Houston/Katy submarket

•                  Loop Central – 575,000-square-foot building located in the Galleria/West Loop South submarket

•                  One City Centre – 608,000-square-foot building located in the CBD

•                  One & Two Eldridge Place – two buildings for a total of 519,000 square feet located in the Energy Corridor submarket

•                  Travis Tower – 507,000-square-foot building located in the CBD

•                  Westway One – 143,000-square-foot building located in the Northwest submarket

One City Centre Houston, TX

Metro Transit Convenience

Few properties in downtown Houston offer as many transit options as One City Centre. Located at 1021 Main Street, the property faces Main Street Square, which was developed to anchor the CBD’s primary METRORail station. Local commuter and express bus lines serve the other three streets bordering the block. The asset is also located at a strategic crossroads of the seven-mile underground pedestrian tunnel system, which contains many of the area’s retail and service amenities.

Houston, the nation’s fourth largest city and the recognized center of its oil and gas industry, is supported by a central business district revival with new sports venues, expanding hotel market, expanded convention center, and attractive tax incentives from the City of Houston.

The Terrace Office Park Austin, TX

New Lease

The Terrace Office Park, which features four buildings (one shown above) with a total of 619,000 rentable square feet, is located on a 21-acre, tree-covered hilltop campus overlooking Austin’s popular 7.9-mile Barton Creek Greenbelt. This property was acquired in June 2006.

Occupancy increased 13 percent during the second quarter due to 85,000 square feet of new and renewal leases. As a result, The Terrace Office Park was 97 percent leased, as of June 30, 2008.

Buena Vista Plaza

Burbank, CA

Significant Lease Renewal

Buena Vista Plaza, a seven-story office building with 115,000 rentable square feet, is located on a generous 1.26 acres in Burbank’s Media Business District. A preeminent international leader in the field of family entertainment entered into a five- year, approximately 33,000-square-foot lease during the second quarter with a rent rate of $38.40 per square foot. This represents the highest per-square-footage renewal rate for this type of asset in the Burbank submarket, according to Grubb & Ellis.

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of June 30, 2008 and December 31, 2007, our unaudited, consolidated results of operations for the 3 and 6 mo. periods ended June 30, 2008 and June 30, 2007 and cash flows for the periods ended June 30, 2008 and June 30, 2007. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)	3 mos. ended Jun. 30, 2008	3 mos. ended Jun. 30, 2007	6 mos. ended Jun. 30, 2008	6 mos. ended Jun. 30, 2007

Rental revenue	$157,091	$68,499	$297,026	$137,502

Expenses
Property operating expenses	38,440	16,385	77,407	32,067
Interest expense	46,621	22,815	94,367	45,401
Real estate taxes	19,894	9,617	39,869	19,859
Property management fees	4,280	2,071	8,686	4,141
Asset management fees	6,827	3,283	13,619	6,556
General and administrative	1,741	521	2,803	1,047
Depreciation and amortization	70,604	30,677	136,533	62,350
Total expenses	188,407	85,369	373,284	171,421

Interest income	673	6,488	2,694	9,543
Gain on sale of assets	—	—	185	—
Loss before income taxes, minority interest, and equity in earnings of investments	(30,643)	(10,382)	(73,379)	(24,376)

Provision for income taxes	(216)	(305)	(445)	(305)
Minority interest	234	—	520	—
Equity in earnings of investments	406	1,471	1,006	2,781
Loss from continuing operations	(30,219)	(9,216)	(72,298)	(21,900)

Discontinued operations
Income (loss) from discontinued operations	(823)	(15)	(2,519)	2,012
Gain on sale of discontinued operations	—	—	7,334	—
Income (loss) from discontinued operations	(823)	(15)	4,815	2,012

Net loss	$(31,042)	$(9,231)	$(67,483)	$(19,888)

Basic and diluted weighted average shares outstanding	223,973,266	164,111,738	217,224,118	148,144,535

Basic and diluted net loss per share
Continuing operations	(0.14)	(0.06)	(0.33)	(0.15)
Discontinued operations	—	—	0.02	0.02
Basic and diluted loss per share	$(0.14)	$(0.06)	$(0.31)	$(0.13)

Funds From Operations (FFO)

Net loss	$(31,042)	$(9,231)	$(67,483)	$(19,888)

Real estate depreciation(1)	39,260	18,262	78,370	36,702
Real estate amortization(1)	36,126	14,652	68,106	32,300
Gain on sale of depreciable real estate(2)	—	—	(7,334)	—

Funds from operations (FFO)(3)	$44,344	$23,683	$71,659	$49,114

Weighted average shares	223,973	164,112	217,224	148,145

(1)This represents the depreciation and amortization expense of the properties we consolidated and our share of depreciation and amortization expense of the properties we account for under the equity method of accounting. The expenses of our unconsolidated interests are reflected in our equity in earnings of investments.

(2)This represents the gain on the sale of 9100 Mineral Circle, which was sold in February 2008.

(3)FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)	Jun. 30, 2008	Dec. 31, 2007
Assets
Real estate
Land	$530,439	$514,520
Buildings, net	3,393,760	3,359,152
Real estate under development	11,213	7,038
Total real estate	3,935,412	3,880,710

Cash and cash equivalents	76,212	94,947
Restricted cash	228,589	229,803
Accounts receivable, net	55,919	48,030
Receivables from related parties	707	1,023
Prepaid expenses and other assets	14,694	10,244
Goodwill	22,786	19,922
Investments in unconsolidated entities	198,892	203,212
Deferred financing fees, net	38,712	42,668
Notes receivable	13,008	13,854
Lease intangibles, net	573,385	627,714
Total assets	$5,158,316	$5,172,127

Liabilities and stockholders’ equity

Liabilities
Notes payable	$3,101,288	$3,198,143
Accounts payable	9,466	7,889
Payables to related parties	2,099	8,190
Acquired below-market leases, net	162,125	175,589
Distributions payable	11,943	10,951
Accrued liabilities	126,016	126,789
Convertible debentures	89,270	91,180
Subscriptions for common stock	—	2,984
Deferred tax liabilities	3,622	3,869
Other liabilities	21,670	22,897
Total liabilities	3,527,499	3,648,481

Commitments and contingencies

Minority interest	16,381	18,049

Stockholders’ equity
Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 233,060,795 and 205,562,785 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	23	21
Additional paid-in capital	2,080,049	1,834,477
Cumulative distributions and net loss	(463,322)	(327,527)
Accumulated other comprehensive loss	(2,314)	(1,374)
Total stockholders’ equity	1,614,436	1,505,597
Total liabilities and stockholders’ equity	$5,158,316	$5,172,127

Consolidated Statements of Cash Flows

(in thousands)	6 mos. ended Jun. 30, 2008	6 mos. ended Jun. 30, 2007
Cash flows from operating activities
Net loss	$(67,483)	$(19,888)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Minority interest	(520)	—
Gain on sale of assets	(185)	—
Gain on sale of discontinued operations	(7,334)	—
Depreciation and amortization	137,311	62,516
Equity in earnings of investments	(1,006)	(2,781)
Distributions from investments	1,006	2,781
Change in accounts receivable	(7,734)	(5,994)
Change in prepaid expenses and other assets	(5,618)	(1,437)
Change in lease intangibles	(6,019)	(4,703)
Change in accounts payable	1,578	1,810
Change in accrued liabilities	(3,519)	2,812
Change in payables to related parties	240	8
Cash provided by operating activities	40,717	35,124

Cash flows from investing activities
Return of investments	4,388	2,558
Purchases of real estate	(88,333)	(25,100)
Purchase of investments in unconsolidated entities	(68)	(2,462)
Escrow deposits, pre-acquisition and pre-disposition costs	1,036	(875)
Capital expenditures for real estate	(24,985)	(20,773)
Proceeds from notes receivable	2	—
Proceeds from sale of discontinued operations	26,544	—
Proceeds from sale of assets	260	—
Change in restricted cash	(2,709)	15,057
Cash used in investing activities	(83,865)	(31,595)

Cash flows from financing activities
Financing costs	(1,082)	—
Proceeds from notes payable	—	1,277
Payments on notes payable	(144,500)	(1,265)
Payments on capital lease obligations	(30)	—
Issuance of common stock	251,164	562,408
Redemptions of common stock	(13,608)	(5,936)
Offering costs	(27,284)	(56,597)
Distributions	(32,322)	(24,759)
Conversion of debentures	(1,910)	—
Change in subscriptions for common stock	(2,984)	(1,334)
Change in subscription cash received	2,984	1,334
Change in payables to related parties	(6,015)	1,973
Cash provided by financing activities	24,413	477,101

Net change in cash and cash equivalents	(18,735)	480,630
Cash and cash equivalents at beginning of period	94,947	124,948
Cash and cash equivalents at end of period	$76,212	$605,578

Net Operating Income (NOI)

(in thousands)	3 mos. ended Jun. 30, 2008	3 mos. ended Jun. 30, 2007	6 mos. ended Jun. 30, 2008	6 mos. ended Jun. 30, 2007
Rental revenue	$157,091	$68,499	$297,026	$137,502

Operating expenses
Property operating expenses	38,440	16,385	77,407	32,067
Real estate taxes	19,894	9,617	39,869	19,859
Property management fees	4,280	2,071	8,686	4,141
Total operating expenses	62,614	28,073	125,962	56,067

Net operating income	$94,477	$40,426	$171,064	$81,435

Reconciliation to Net loss

Net operating income	$94,477	$40,426	$171,064	$81,435

Less: Depreciation and amortization	(70,604)	(30,677)	(136,533)	(62,350)
General and administrative expense	(1,741)	(521)	(2,803)	(1,047)
Interest expense	(46,621)	(22,815)	(94,367)	(45,401)
Asset management fees	(6,827)	(3,283)	(13,619)	(6,556)
Minority interest	234	—	520	—
Provision for income taxes	(216)	(305)	(445)	(305)
Add: Interest income	673	6,488	2,694	9,543
Gain on sale of assets	—	—	185	—
Gain (loss) from discontinued operations	(823)	(15)	(2,519)	2,012
Gain on sale of discontinued operations	—	—	7,334	—
Equity in earnings of investments	406	1,471	1,006	2,781

Net loss	$(31,042)	$(9,231)	$(67,483)	$(19,888)

Net operating income (NOI), a non-GAAP financial measure, is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, equity in earnings of investments, minority interests, income taxes, discontinued operations, and the gain on sale of assets. Management believes that NOI provides the investor with an accurate measure of the Company’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net income has been provided.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard REIT I, Inc. and our subsidiaries (which may be referred to as the “REIT,” the “Company,” “we,” “us,” or “our”), our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

Plaza at MetroCenter

Nashville, TN

Strong Occupancy

Plaza at MetroCenter is 100 percent leased. The properties are situated in a neighborhood strategically located three minutes from downtown and in close proximity to the Nashville International Airport and many of Nashville’s business districts. The asset was acquired as part of the IPC US REIT transaction in December 2007, at which time it was 95 percent leased.

The Nashville office market ended the quarter with a vacancy rate of 9.3 percent. The CoStar Office Report for midyear 2008 further noted that the office vacancy rate was down from the previous quarter, with net absorption totaling positive 197,178 square feet. Vacant sublease space decreased to 478,340 square feet. Rental rates ended the second quarter at $20.01, an increase over the previous quarter. CoStar reports four buildings with 168,776 square feet were delivered to the market, with 2,897,377 square feet still under construction at the end of the second quarter.

PRESORTED FIRST-CLASS MAIL
15601 Dallas Parkway, Suite 600 Addison, TX 75001	U.S. POSTAGE PAID ADDISON, TX PERMIT NO. 36
Date Published 10/08 • IN • 401712 © 2008 Behringer Harvard

SECOND QUARTER REPORT SUMMARY